news release	for immediate release

Zoom Receives Additional Payment for Intermute
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Boston, MA, September 18, 2006— Zoom Technologies, Inc. (NASDAQ: ZOOM) today announced that on September 11, 2006 Zoom received a payment of $869,750, representing its portion of an earnout payment paid by Trend Micro as a result of the achievement of a performance milestone in connection with Trend Micro’s purchase of InterMute. If a second milestone is reached, Zoom would also be entitled to receive up to approximately the same amount in additional funds. Zoom also anticipates receiving up to $372,750 held in escrow in connection with the purchase plus accrued interest by the end of 2006.

In 2005 Trend Micro purchased InterMute, and at that time Zoom received $3.5 million for its share of the purchase.

The $869,750 payment received in September 2006 increases Zoom’s cash and equity by $869,750. The other potential payments are valued at zero on Zoom’s June 30, 2006 balance sheet.

About Zoom Technologies
Zoom Technologies, Inc. designs, produces, and supports DSL modems, cable modems, Voice over IP telephone adapters and gateways, dial-up modems, wireless networking products, Bluetooth products, and other communications products under the Zoom and Hayes brands. For more information about Zoom and its products, please see www.zoom.com

Forward Looking Statements
This release contains forward-looking information relating to Zoom’s beliefs and expectations, including statements about the size and timing of potential future payments to Zoom by Trend Micro. These beliefs and expectations are subject to risks and uncertainties, both known and unknown, which could cause actual results to be materially different from those expected including, without limitation, the risk that performance milestones may not be met, the risk that amounts held in escrow may not be received, and other risks set forth in Zoom’s filings with the Securities and Exchange Commission, including Zoom’s annual report on Form 10-K and quarterly reports on Form 10-Q. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which are subject to uncertainty and which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

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